Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our report dated June 26, 2022, relating to the combined and consolidated financial statements of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries as of December 31, 2021, and 2020, and for each of the three years in the period ended December 31, 2021. We also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

January 25, 2023